UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
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AMPLIFY ENERGY CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Amplify Energy Corp.

500 Dallas Street, Suite 1700

Houston, TX 77002

(832) 219-9001

April 16, 2025

To our Stockholders:

As previously announced, on January 14, 2025, Amplify Energy Corp. (“Amplify,” the “Company,” “we,” “us” or “our”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Amplify DJ Operating LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Company (“First Merger Sub”), Amplify PRB Operating LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Company (“Second Merger Sub,” and together with First Merger Sub, the “Merger Subs”), North Peak Oil & Gas, LLC, a Delaware limited liability company (“NPOG”), Century Oil and Gas Sub-Holdings, LLC, a Delaware limited liability company (“COG,” and together with NPOG, the “Acquired Companies”), and, solely for purposes of the specified provisions therein, Juniper Capital Advisors, L.P., a Delaware limited partnership (“Juniper”), and the Specified Company Entities set forth on Annex A thereto (the “Specified Company Entities” together with, the Company, the Merger Subs, the Acquired Companies and Juniper, the “Parties”), pursuant to which, subject to the satisfaction or waiver of certain conditions in the Merger Agreement, (a) First Merger Sub will merge with and into NPOG, with NPOG being the surviving entity and an indirect, wholly owned subsidiary of Amplify and (b) Second Merger Sub will merge with and into COG, with COG being the surviving entity and an indirect, wholly owned subsidiary of Amplify (clauses (a) and (b), together, the “Mergers”). All capitalized terms used but not defined in this letter have the meaning given to them in the definitive proxy statement dated March 4, 2025 relating to the Mergers, which was first mailed to stockholders of the Company on or about March 4, 2025 (as amended, the “Proxy Statement”).

The Merger Agreement contains certain covenants and agreements, including, among other things, covenants relating to Juniper’s commitment to, following the execution of the Merger Agreement, cause certain of its affiliates to make cash contributions, in an aggregate amount of $5,000,000, to the Acquired Companies or their subsidiaries prior to Closing (the “Original Cash Consideration”).

We are pleased to report that on April 14, 2025, the Parties entered into Amendment No. 1 to the Agreement and Plan of Merger (the “Merger Agreement Amendment”). The Merger Agreement Amendment amends the Merger Agreement to increase the Original Cash Consideration from $5,000,000 to $15,000,000 (the “Increased Cash Consideration”), to be paid at or prior to, and conditioned upon, the Closing. The Board approved the Merger Agreement Amendment after careful consideration and determined that the Merger Agreement Amendment was advisable and fair to and in the best interests of the Company and the stockholders of the Company.

Management of Amplify and the Board believe that the Increased Cash Consideration is justified to bolster the strength and liquidity of the combined company, will allow for further reduction of the net debt of the combined company and reflects each party’s strong belief in the merits of the Transactions. The Transactions have been thoroughly considered alongside a wide range of options by the Board and our management, and Amplify continues to believe that the Transactions are the best path for the Company.

Following this letter is an amendment dated April 16, 2025 to the Proxy Statement (the “Amendment”). Except as described in the Amendment, the information provided in the Proxy Statement continues to apply. The Amendment and the documents referred to in the Amendment should be read in conjunction with the Proxy Statement, the annexes to the Proxy Statement and the documents referred to in the Proxy Statement, each of which should be read in its entirety. To the extent that information in the Amendment differs from, updates or conflicts with information contained in the Proxy Statement, the information in the Amendment supersedes the information in the Proxy Statement.

The virtual special meeting of stockholders (the “Special Meeting”) of the Company previously scheduled to be held on April 14, 2025 at 9:00 a.m. Central Time has been adjourned to April 23, 2025 at 9:00 a.m. Central Time (and the adjourned meeting will be held virtually via the internet at www.cesonlineservices.com/ampysm_vm). The record date for the Special Meeting remains March 3, 2025. In order to virtually attend, you must register in advance at www.cesonlineservices.com/ampysm_vm prior to April 22, 2025 at 9:00 a.m. Central Time. Please note, if you previously registered for the April 14th meeting, you do not need to register again. You will not be able to attend the Special Meeting physically in person.

The Board continues to unanimously recommend that you vote “FOR” the Stock Issuance Proposal and “FOR” the Adjournment Proposal. Your vote is very important. Whether or not you expect to attend the Special Meeting, please vote as soon as possible to ensure that your shares are represented at the Special Meeting.

Stockholders who have already cast their votes do not need to take any action, unless they wish to change or revoke their prior proxy or voting instructions, and their votes will be counted at the Special Meeting. For stockholders who have not yet cast their votes, we urge them to vote their shares now, so they can be tabulated prior to the Special Meeting. For more information on how to vote, or if you have any questions about the Amendment, the Proxy Statement or the Special Meeting, please call the Company’s proxy solicitor, Sodali & Co, on their toll-free number (800) 662-5200 or email AMPY@investor.sodali.com.

On behalf of the Board, thank you for your consideration and continued support.

By order of the Board of Directors

Martyn Willsher
President, Chief Executive Officer and Director

AMENDMENT NO. 2 DATED APRIL 16, 2025 TO THE PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

OF AMPLIFY ENERGY CORP.

INTODUCTION AND EXPLANATORY NOTE

This Amendment should be read in conjunction with the Proxy Statement, which was first mailed to stockholders of the Company on or about March 4, 2025.

The sole purpose of this Amendment is to update and supplement the Proxy Statement for the Merger Agreement Amendment. Except as described in this Amendment, the information provided in the Proxy Statement relating to the Transactions continues to apply. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement. This Amendment and the documents referred to in this Amendment should be read in conjunction with the Proxy Statement, the annexes to the Proxy Statement and the documents referred to in the Proxy Statement, each of which should be read in its entirety. To the extent that information in this Amendment differs from, updates or conflicts with information contained in the Proxy Statement, the information in this Amendment supersedes the information in the Proxy Statement.

On April 14, 2025, the Company convened and adjourned, without conducting any voting or other matters, the Special Meeting originally scheduled for April 14, 2025 at 9:00 a.m. Central Time. The Special Meeting was adjourned to allow for further time to solicit proxies from the Company’s stockholders and provide stockholders with additional time to vote in order to facilitate broader participation. The adjournment will also allow the Company’s stockholders sufficient time to review the Merger Agreement Amendment and this Amendment.

The Company intends to reconvene the adjourned meeting on April 23, 2025 at 9:00 a.m. Central Time (and the adjourned meeting will be held virtually via the internet at www.cesonlineservices.com/ampysm_vm). The record date for the Special Meeting remains March 3, 2025. In order to virtually attend, you must register in advance at www.cesonlineservices.com/ampysm_vm prior to April 22, 2025 at 9:00 a.m. Central Time. Please note, if you previously registered for the April 14th meeting, you do not need to register again. You will not be able to attend the Special Meeting physically in person.

For more information on how to vote, or if you have any questions about this Amendment, the Proxy Statement or the Special Meeting, please call the Company’s proxy solicitor, Sodali & Co, on their toll-free number (800) 662-5200 or email AMPY@investor.sodali.com.

UPDATES TO “QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS”

The following questions and answers address briefly some questions Amplify stockholders may have regarding the Merger Agreement Amendment. This section does not contain all the information that is important to you, nor is this section meant to be a substitute for the information contained in the remainder of this Amendment or the Proxy Statement. The information in this section is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this Amendment and the Proxy Statement. We urge you to read both this Amendment and the Proxy Statement carefully, including the information incorporated by reference into this Amendment and the Proxy Statement.

What are the reasons for the change to the Original Cash Consideration?

The Merger Agreement Amendment increases the Original Cash Consideration from $5,000,000 to $15,000,000, to be paid at or prior to, and conditioned upon, the Closing, of which Juniper has already contributed $5,000,000 to the Acquired Companies as of the date of this Amendment. This increase in Original Cash Consideration is partly the result of the Company’s careful consideration of discussions with stockholders. The increase to the Original Cash Consideration will bolster the strength and liquidity of the combined company, allow for further reduction of the net debt of the combined company and reflects each party’s strong belief in the merits of the Transactions. The Transactions have been thoroughly considered alongside a wide range of options by the Board and our management, and Amplify continues to believe that the Transactions are the best path for the Company.

Does the Merger Agreement Amendment affect what Juniper or its affiliates receive for the Company Units in the Mergers?

No, the Merger Agreement Amendment does not affect the Aggregate Merger Consideration that Juniper or its affiliates will receive pursuant to the Merger Agreement. In connection with the Mergers, and subject to the terms and conditions of the Merger Agreement, certain affiliates of Juniper will be entitled to receive 26,729,315 shares of Common Stock. Juniper has agreed to the $10,000,000 increase in Original Cash Consideration to bolster the strength and liquidity of the combined company, allow for further reduction of the net debt of the combined company and as a reflection of Juniper’s strong belief in the merits of the Transactions.

Where and when is the Special Meeting?

On April 14, 2025, the Company convened and adjourned, without conducting any voting or other matters, the Special Meeting originally scheduled for April 14, 2025 at 9:00 a.m. Central Time. The Special Meeting was adjourned to allow for further time to solicit proxies from the Company’s stockholders and provide stockholders with additional time to vote in order to facilitate broader participation. The adjournment will also allow the Company’s stockholders sufficient time to review the Merger Agreement Amendment and this Amendment.

The Company intends to reconvene the adjourned meeting on April 23, 2025 at 9:00 a.m. Central Time (and the adjourned meeting will be held virtually via the internet at www.cesonlineservices.com/ampysm_vm). In order to virtually attend, you must register in advance at www.cesonlineservices.com/ampysm_vm prior to April 22, 2025 at 9:00 a.m. Central Time. Please note, if you previously registered for the April 14th meeting, you do not need to register again. You will not be able to attend the Special Meeting physically in person.

What if I already voted my shares prior to receiving this Amendment?

First, we encourage you to carefully read and consider the information contained in this Amendment and the documents referred to in this Amendment. Such information should be read in conjunction with the Proxy Statement, the annexes to the Proxy Statement and the documents referred to in the Proxy Statement.

Stockholders who have already cast their votes do not need to take any action, unless they wish to change or revoke their prior proxy or voting instructions, and their votes will be counted at the Special Meeting. If you voted against or abstained on the Stock Issuance Proposal (Proposal 1) and/or Adjournment Proposal (Proposal 2), we encourage you to change your vote by voting “FOR” the approval of the Stock Issuance Proposal and “FOR” the approval of the Adjournment Proposal.

For stockholders who have not yet cast their votes, we urge them to vote their shares now, so they can be tabulated prior to the Special Meeting.

For more information on how to vote, or if you have any questions about this Amendment, the Proxy Statement or the Special Meeting, please call the Company’s proxy solicitor, Sodali & Co, on their toll-free number (800) 662-5200 or email AMPY@investor.sodali.com.

Does the Board still unanimously recommend that I vote “FOR” the Stock Issuance Proposal and the Adjournment Proposal?

Yes. The Board continues to believe the Transactions are advisable and fair to and in the best interests of the Company and the stockholders of the Company. The Board unanimously recommends that you vote:

• “FOR” the approval of the Stock Issuance Proposal (Proposal 1); and
• “FOR” the approval of the Adjournment Proposal (Proposal 2).

CERTAIN AMENDED DISCLOSURES

The Company has determined to amend the Proxy Statement with the line-by-line amended disclosures set forth below, which should be read in conjunction with the other information in this Amendment and the Proxy Statement. We urge you to read the full text of the Merger Agreement Amendment, together with the Merger Agreement. The Merger Agreement Amendment is attached as an exhibit to the Current Report on Form 8-K filed by the Company on April 15, 2025 and the Merger Agreement is attached as Annex A to the Proxy Statement.

The disclosure on page 30 of the Proxy Statement under the section titled “Proposal 1: The Stock Issuance Proposal — The Merger Agreement” is hereby supplemented by adding the following disclosure as a new subsection following the subsection titled “Merger Consideration”:

Merger Agreement Amendment

On April 14, 2025, we entered into Amendment No. 1 to the Agreement and Plan of Merger (the “Merger Agreement Amendment”). The Merger Agreement included a covenant relating to Juniper’s commitment to, following the execution of the Merger Agreement, cause certain of its affiliates to make cash contributions, in an aggregate amount of $5,000,000, to the Acquired Companies or their subsidiaries prior to Closing (the “Original Cash Consideration”). The Merger Agreement Amendment amends the Merger Agreement to increase the Original Cash Consideration from $5,000,000 to $15,000,000, to be paid at or prior to, and conditioned upon, the Closing.

The eighth bullet point on page 42 of the Proxy Statement under the section titled “Proposal 1: The Stock Issuance Proposal — The Merger Agreement — Covenants — Other Covenants and Agreements” is hereby amended as follows:

•	Juniper’s commitment to, following the execution of the Merger Agreement, cause certain of its affiliates to make cash contributions, in an aggregate amount of $15,000,000, to the Acquired Companies or their subsidiaries prior to the Closing, to be paid at or prior to, and conditioned upon, the Closing;

The disclosure under the section titled “Proposal 1: The Stock Issuance Proposal — Background of the Transactions” is hereby supplemented by adding the following disclosure following the fourth full paragraph on page 56:

On March 4, 2025, Amplify filed a definitive proxy statement with the SEC relating to the Mergers, which was first mailed to stockholders of the Company on or about March 4, 2025 (as amended, the “Proxy Statement”).

Between March 4 and April 14, 2025, members of Amplify’s management team engaged in conversations with various stockholders regarding the Transactions.

On March 19, 2025, the Board held a meeting to discuss ongoing workstreams related to the Transactions, including stockholder outreach and available financing options.

On March 25, 2025, Amplify issued a presentation, detailing the expected financial and diversification benefits of the Transactions and how they are expected to enhance Amplify’s ability to generate long-term shareholder value.

On April 1, 2025, Amplify issued a press release, announcing that leading proxy advisor Institutional Shareholder Services (“ISS”) had recommended that Amplify stockholders vote FOR both the Stock Issuance Proposal and the Adjournment Proposal.

Between March 31, 2025 and April 11, 2025, representatives of Amplify and representatives of Juniper communicated from time to time regarding, among other things, the current operations of the Acquired Companies, market volatility, particularly in light of tariffs announced on April 2, 2025, the status of the Special Meeting and the status of other closing deliverables.

On April 11, 2025, the Board held a meeting to discuss the status of the Transactions and the upcoming Special Meeting, with representatives of Amplify’s management team, Kirkland and Sodali in attendance. Among other items, representatives of Amplify’s management team and Sodali provided the Board with an update on the feedback that has been received from conversations with stockholders about the Transactions. Their reports indicated that while a number of Amplify stockholders were supportive of the Transactions, a number of other stockholders would not vote in favor of the Stock Issuance Proposal at the Special Meeting and the vote results were expected to be extremely close. The Board discussed which of the various options available to Amplify in light of the pending stockholder vote on the Stock Issuance Proposal would be in the best interests of Amplify and its stockholders.

Between April 12, 2025 and the morning of April 14, 2025, representatives of Amplify discussed with representatives of Juniper the status of the Special Meeting, including the various options available to Amplify in light of the pending stockholder vote on the Stock Issuance Proposal and the impact of market volatility on the pending stockholder vote.

On the morning of April 14, 2025, after receipt of the day of meeting voting results, Mr. Geiser indicated to Messrs. Hamm and Willsher that, in recognition of the recent market volatility, and as a means of bolstering the strength and liquidity of the combined company, Juniper would be willing to contribute an incremental $10,000,000 to the Acquired Companies in order to evidence its continuing support for the Transactions. In furtherance thereof, Amplify and Juniper agreed to formalize this commitment in an amendment to the Merger Agreement to increase the Original Cash Consideration by $10,000,000—from $5,000,000 to $15,000,000.

Also on April 14, 2025, Amplify convened and subsequently adjourned the Special Meeting pursuant to Amplify’s Bylaws until April 23, 2025 at 9:00 a.m. Central Time to allow for further time to solicit proxies from the Company’s stockholders and provide stockholders with additional time to vote in order to facilitate broader participation.

Following the adjournment, representatives of Amplify and Juniper further discussed Mr. Geiser’s proposal. Concurrently with these discussions, Kirkland exchanged drafts of and finalized the Merger Agreement Amendment to memorialize the terms discussed by representatives of Amplify and Juniper.

Later on April 14, 2025, the Board approved the Merger Agreement Amendment.

On April 15, 2025, Amplify issued a press release announcing entry into the Merger Agreement Amendment.